As filed with the Securities and Exchange Commission on March 15, 2002
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         EON COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        DELAWARE                                         62-1482176
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                         4105 Royal Drive NW, Suite 100
                             Kennesaw, Georgia 30144
                    (Address of Principal Executive Offices)

                        1999 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)

                                  Troy E. Lynch
                      President and Chief Executive Officer
                         eOn Communications Corporation
                         4105 Royal Drive NW, Suite 100
                             Kennesaw, Georgia 30144
                                 (770) 423-2200
            (Name, Address and Telephone number of Agent For Service)

                                (with copies to:)
                                Jackie G. Prester
                       Baker, Donelson, Bearman & Caldwell
                         165 Madison Avenue, Suite 2000
                            Memphis, Tennessee 38103
                                 (901) 526-2000


                                                 CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                            Proposed Maximum        Proposed Maximum       Amount of
  Title of Securities to be         Amount to be           Offering Price Per      Aggregate Offering     Registration
         Registered                  Registered                  Share                    Price                Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value     250,000 shares(1)            $ 1.035 (2)            $ 258,750 (2)      $ 23.81 (1)(2)

===========================================================================================================================

(1) This figure represents an increase by 250,000 in the number of shares of common stock of the Registrant (the "Common Stock") authorized and registered hereby under the Registrant's 1999 Employee Stock Purchase Plan (the "1999 Plan").

(2) Estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 (the "1933 Act"), as amended, and are based upon the average high and low sales prices of the Registrant's Common Stock as reported on the National Market of the Nasdaq Stock Market on March 12 2002.

     Pursuant to Rule 462 of the 1933 Act, the Registration Statement on Form S-8 shall be effective upon filing with the Commission.

                                     PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Definitive Proxy Statement filed with the Commission on November 16, 2001.

(b) The Registrant's most recent annual report on Form 10-K for the year ended July 31, 2001, filed with the Commission on October 29, 2001, containing audited financial statements.

(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2002, filed with the Commission on March 15, 2002.

(d)     The Registrant's Form S-8, filed with the Commission on May 5, 2000.

(e) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), since July 31, 2001.

(f) The description of the Registrant's common stock set forth under the caption "Description of Capital Stock" on page 63 contained in the Registrant's prospectus filed with the Commission pursuant to Rule 424(b)(3) on February 7, 2000, File No. 333-77021.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

        No response is required to this item.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        No response is required to this item.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant has adopted a provision in its certificate of incorporation that eliminates the personal liability of its directors for monetary damages to the Registrant or its stockholders to the fullest extent permitted by law. Additionally, the Registrant's bylaws provide that it will indemnify its directors and executive officers for any liability incurred in their official capacity to the maximum extent permissible under Delaware General Corporation Law (the "DGCL") or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and executive officers. Further, the Registrant is not required to indemnify any director or executive officer in connection with any proceeding or any portion of any proceeding initiated by a director or executive officer unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law or (iv) such indemnification is required to be made by a court of competent jurisdiction. The Registrant has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors has the power to delegate the determination of whether indemnification shall be provided by the Registrant to officers other than executive officers, employees and other agents.

        Under Delaware law, a corporation may indemnify any person made or threatened to be made a party to any action or proceeding (other than shareholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent must
(i) act in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the corporation and (ii) in respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Registrant's bylaws provide that the rights provided therein shall continue as to any person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        In the case of shareholder derivative suits under Delaware law, the corporation may also indemnify if the director, officer, employee or agent acted in good faith and in a manner the director reasonably believed to be in, and not opposed to, the best interest of the corporation. Unless a court finds that an individual is fairly and reasonably entitled to indemnity, the corporation cannot indemnify an individual in shareholder derivative suits where there is any claim, issue or matter in which the individual has been found liable to the corporation.

        Under the DGCL, a corporation must indemnify a director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because of his or her position as a director or officer for expenses actually or reasonably incurred by the person. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The indemnification and expense advancement provisions under Delaware law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws or by a vote of shareholders or disinterested directors or by an agreement.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        No response is required to this item.

Item 8. EXHIBITS
Exhibit Number       Description
--------------       -----------

4.1                  eOn Communications Corporation 1999 Employee Stock Purchase
                     Plan*
5                    Opinion and Consent of Baker, Donelson, Bearman & Caldwell
23.1                 Consent of Baker, Donelson, Bearman & Caldwell (contained
                     in Exhibit 5)
23.2                 Consent of Deloitte & Touche LLP, Independent Accountants
                     of Eon Communications Corporation
24                   Power of Attorney (Included on signature page)

_____________________
* Incorporated by reference as an exhibit to Registration Statement on Form S-1 (No. 333-77021), as amended through the date hereof and incorporated by reference herein. All references to shares of common stock presented in this document do not reflect the 500,000 increase of shares authorized and reserved under the 1999 Plan now being registered.

Item 9. UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                           [SIGNATURE PAGE TO FOLLOW]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, Georgia, on the 15th day of March, 2002.

                               EON COMMUNICATIONS CORPORATION

                               By: /s/ Lanny N. Lambert
                                     -----------------------------------------
                                        Lanny N. Lambert, Vice President and
                                        Chief Financial Officer
                                                 (Principal Financial and
                                                  Accounting Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lanny Lambert, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         NAME                              TITLE                                DATE
/s/ Troy E. Lynch
------------------------
Troy E. Lynch                President and Chief Executive Officer          March 15, 2002

/s/ Lanny N. Lambert         Vice President and Chief Financial Officer     March 15, 2002
------------------------     (Principal Accounting Officer)
Lanny N. Lambert

/s/  David S. Lee            Chairman of the Board                          March 15, 2002
------------------------
David S. Lee

/s/ Stephen R. Bowling       Director                                       March 15, 2002
------------------------
Stephen R. Bowling

/s/ Robert P. Dilworth       Director                                       March 15, 2002
------------------------
Robert P. Dilworth

/s/ W. Frank King            Director                                       March 15, 2002
------------------------
W. Frank King

/s/ Jenny Hsui Theleen       Director                                       March 15, 2002
------------------------
Jenny Hsui Theleen

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